EXHIBIT 99.1

WYNDHAM HOTELS & RESORTS REPORTS THIRD QUARTER 2021 RESULTS
Company Increases Dividend 33% to Pre-Pandemic Level
Raises Full-Year 2021 Outlook
PARSIPPANY, N.J., October 27, 2021 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended September 30, 2021. Highlights include:
•U.S. RevPAR exceeded 2019 levels by 7%, growing 59% versus 2020.
•System-wide rooms grew 60 basis points sequentially, including 40 basis points of growth in the U.S. and 80 basis points of growth internationally.
•Diluted earnings per share of $1.09 compared to $0.29 in third quarter 2020; adjusted diluted EPS of $1.16 compared to $0.36 in third quarter 2020.
•Net income of $103 million compared to $27 million in third quarter 2020; adjusted net income of $109 million compared to $34 million in third quarter 2020.
•Adjusted EBITDA of $194 million compared to $103 million in third quarter 2020.
•Net cash provided by operating activities of $147 million compared to $97 million in third quarter 2020; free cash flow of $141 million compared to $92 million in third quarter 2020.
•Returned $50 million to shareholders in the quarter through $27 million of share repurchases and a quarterly cash dividend of $0.24 per share.
•Board of Directors recently authorized a 33% increase in the quarterly cash dividend to pre-pandemic level of $0.32 per share beginning with the dividend expected to be declared in fourth quarter 2021.
•Company raises full-year 2021 outlook.
“Our resilient select-service franchising business model continues to lead the industry's recovery with RevPAR well in excess of 2019 levels. These results have been fueled by the many investments we made over the last two years to capture an increasing share of both leisure and everyday business travel,” said Geoffrey A. Ballotti, president and chief executive officer. “Developer interest in our brands is strong. Our pipeline grew another 440 basis points and is now at pre-pandemic levels. At the same time our teams opened over 50% more rooms than we opened last year, and more rooms than we opened in the third quarter of 2019. Our diversified brand portfolio, now including our newly launched upper midscale all-inclusive brand, Alltra, and compelling owner value proposition, combined with our asset-light business model positions us to deliver strong free cash flow and shareholder returns well into the future.”

Fee-related and other revenues increased 48% to $377 million compared to $255 million in the third quarter of 2020 primarily reflecting the ongoing recovery in travel demand and its impact on global RevPAR, which has now recovered to 97% of 2019 levels, including domestic RevPAR at 7% above 2019.

The Company generated net income of $103 million, or $1.09 per diluted share, compared to net income of $27 million, or $0.29 per diluted share, in the third quarter of 2020. The increase of $76 million, or $0.80 per diluted share, reflects the increase in fee-related and other revenues and lower net interest expense, partially offset by higher volume-related expenses due to the ongoing recovery in travel demand.
The following discussion of third quarter operating results focuses on the Company’s key drivers as well as revenue and adjusted EBITDA for each of the Company’s segments. Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
System Size

	September 30, 2021	QTD Change (bps)	YTD Change (bps)
United States	486,800	40	(10)
International	315,800	80	230
Global	802,600	60	80
Year-to-date, the Company's global system grew 80 basis points, reflecting quarter-over-quarter sequential growth of 60 basis points driven by 40 basis points of growth in the U.S. and 80 basis points of growth internationally. Third quarter room openings exceeded 2019 levels by 4% globally reflecting a 46% increase in domestic additions. The Company's annualized retention rate through third quarter stood at approximately 95%, putting the Company solidly on track with its goal of achieving a 95% retention rate and its net room growth outlook of 1.5 to 2% for the full year 2021.
RevPAR

	Third Quarter 2021	YOY Constant Currency % Change	Constant Currency % Change vs. 2019
United States	$57.73	59%	7%
International	27.15	49	(25)
Global	45.80	56	(3)
Global and international RevPAR began to lap the onset of the COVID-19 pandemic in January 2021, while the U.S. began to lap its onset in March 2021. As such, comparisons to 2019 (on a two-year, constant currency basis) are more meaningful when evaluating trends. On this basis, third quarter RevPAR in the U.S. exceeded 2019 levels by 7% while global RevPAR recovered to 97% of 2019 levels and international RevPAR declined 25%. The 7% increase in the U.S. represents continued sequential improvement compared to a decline of 5% in the second quarter of 2021. Notably, RevPAR for the Company's economy brands exceeded 2019 levels by 14% in the third quarter. The 25% international decline demonstrates strong sequential progress from a 44% decline in second quarter led by growth in regions where travel restrictions subsided. Canada improved 32 points to a 17% decline and EMEA improved 43 points to a 25% decline, partially offset by a 10 point sequential decrease to a 17% decline in China due to travel restrictions resulting from local COVID outbreaks in August and September.
Business Segment Results

	Revenue			Adjusted EBITDA
	Third Quarter 2021	Third Quarter 2020	% Change	Third Quarter 2021	Third Quarter 2020	% Change
Hotel Franchising	$337	$236	43%	$193	$119	62%
Hotel Management	126	101	25	16	2	n/a
Corporate and Other	—	—	—	(15)	(18)	17
Total Company	$463	$337	37	$194	$103	88
Hotel Franchising revenues increased 43% year-over-year to $337 million primarily due to the global RevPAR increase. Hotel Franchising adjusted EBITDA increased 62% to $193 million reflecting the growth in revenues as well as a timing benefit from the marketing fund, partially offset by higher volume-related expenses.
Hotel Management revenues increased 25% year-over-year to $126 million, including a $4 million increase in cost-reimbursement revenues, which have no impact on adjusted EBITDA. Absent cost-reimbursements, Hotel Management revenues increased $21 million, or 111%, to $40 million primarily due to the global RevPAR increase, as well as improved performance at the Company's owned hotels. Hotel Management adjusted EBITDA increased $14 million year-over-year reflecting the revenue increases, partially offset by higher volume-related expenses, and reflecting significant margin expansion (excluding cost reimbursements) to 40% in 2021 from 11% in 2020.
During the third quarter 2021, the Company's marketing fund revenues exceeded expenses by $19 million; while in third quarter 2020, the Company's marketing fund expenses exceeded revenues by $8 million.
Development
The Company awarded 151 new contracts this quarter, 3% higher than 2019. On September 30, 2021, the Company's global development pipeline consisted of over 1,450 hotels and approximately 193,000 rooms. The pipeline grew 440 basis points year-over-year and 120 basis points sequentially - including 90 basis points domestically and 140 basis points internationally. Approximately 65% of the Company’s development pipeline is international and 76% is new construction, of which approximately 34% has broken ground.
Cash and Liquidity
The Company generated $147 million of net cash provided by operating activities in the third quarter of 2021 compared to $97 million in third quarter 2020. The Company generated $141 million of free cash flow in the third quarter of 2021 compared to $92 million in the third quarter 2020.
At September 30, 2021, the Company had $193 million of cash on its balance sheet and approximately $930 million in total liquidity. The Company's net debt leverage ratio was 3.7 times at September 30, 2021 and within the Company's 3 to 4 times stated target range.

Share Repurchases and Dividends
During the third quarter of 2021, the Company repurchased approximately 374,000 shares of its common stock for $27 million at an average price of $73.13 per share.
The Company paid common stock dividends of $23 million, or $0.24 per share, in the third quarter of 2021. The Company's Board of Directors authorized a 33% increase in the quarterly cash dividend to pre-pandemic level of $0.32 per share, beginning with the dividend expected to be declared in fourth quarter 2021.
2021 Outlook

The Company updated its outlook for full-year 2021 as follows:

•Net rooms growth of 1.5% to 2% versus our prior outlook of 1% to 2%.
•RevPAR growth of approximately 43% versus 2020, or a decline of approximately 14% compared to 2019, which is improved from growth of approximately 40% versus 2020, or a decline of approximately 16% compared to 2019.
•Fee-related and other revenues of $1.21 billion to $1.23 billion, up from $1.16 billion to $1.19 billion.
•Adjusted EBITDA of $560 million to $570 million, up from $525 million to $535 million.
•Adjusted net income of $275 million to $285 million, up from $244 million to $254 million.
•Adjusted diluted EPS of $2.93 to $3.03, up from $2.60 to $2.70, based on a diluted share count of 94.0 million that excludes any share repurchases after September 30, 2021.
•Free cash conversion from Adjusted EBITDA of approximately 60%, up from approximately 55%.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, October 28, 2021 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9173 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on October 28, 2021. A telephone replay will be available for approximately ten days beginning at noon ET on October 28, 2021 at 800 839-4992.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,000 hotels across nearly 95 countries on six continents. Through its network of approximately 803,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 22 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services. The Company’s award-winning Wyndham Rewards loyalty program offers over 90 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends, restructuring charges and statements related to the coronavirus pandemic ("COVID-19"). Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from COVID-19, its scope, duration and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to COVID-19; the Company’s performance in any recovery from COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; concerns with or threats of pandemics, contagious diseases or health epidemics, including the effects of COVID-19 and any resurgence or mutations of the virus and actions governments, businesses and individuals take in response to the pandemic, including stay-in-place directives and other travel restrictions; risks related to restructuring or strategic initiatives; risks related to the Company’s relationship with CorePoint Lodging; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital as a result of COVID-19; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Scott Carman Senior Director, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME/(LOSS) STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues
Royalties and franchise fees	$144	$96	$344	$250
Marketing, reservation and loyalty	149	99	353	288
Management and other fees	32	12	82	50
License and other fees	20	21	60	63
Other	32	27	92	79
Fee-related and other revenues	377	255	931	730
Cost reimbursements	86	82	242	274
Net revenues	463	337	1,173	1,004

Expenses
Marketing, reservation and loyalty	130	107	327	311
Operating	33	25	92	82
General and administrative	30	28	81	82
Cost reimbursements	86	82	242	274
Depreciation and amortization	23	24	70	73
Separation-related	—	—	3	1
Impairments, net	—	—	—	206
Restructuring	—	—	—	29
Transaction-related, net	—	—	—	13
Total expenses	302	266	815	1,071

Operating income/(loss)	161	71	358	(67)
Interest expense, net	22	29	73	83
Early extinguishment of debt	—	—	18	—

Income/(loss) before income taxes	139	42	267	(150)
Provision for/(benefit from) income taxes	36	15	72	(25)
Net income/(loss)	$103	$27	$195	$(125)

Earnings/(loss) per share
Basic	$1.10	$0.29	$2.09	$(1.34)
Diluted	1.09	0.29	2.08	(1.34)

Weighted average shares outstanding
Basic	93.6	93.3	93.5	93.4
Diluted	94.1	93.4	93.9	93.4

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2021	$209	$283	$337
2020	243	182	236	$202	$863
2019	269	331	379	300	1,279
Adjusted EBITDA (a)
2021	$105	$166	$193
2020	110	86	119	$77	$392
2019	115	164	197	153	629

Hotel Management
Net revenues
2021	$94	$123	$126
2020	167	76	101	$94	$437
2019	197	201	180	190	768
Adjusted EBITDA
2021	$5	$16	$16
2020	17	(4)	2	$(1)	$13
2019	16	16	13	21	66

Corporate and Other
Net revenues
2021	$—	$—	$—
2020	—	—	—	$—	$—
2019	2	1	1	2	6
Adjusted EBITDA
2021	$(13)	$(14)	$(15)
2020	(18)	(16)	(18)	$(18)	$(69)
2019	(18)	(19)	(18)	(19)	(74)

Total Company
Net revenues
2021	$303	$406	$463
2020	410	258	337	$296	$1,300
2019	468	533	560	492	2,053
Net income/(loss)
2021	$24	$68	$103
2020	22	(174)	27	$(7)	$(132)
2019	21	26	45	64	157
Adjusted EBITDA (a)
2021	$97	$168	$194
2020	109	66	103	$58	$336
2019	113	161	192	155	621

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and
Table 9 for definitions.
(a)    Adjusted EBITDA for 2020 and 2019 has been recast to exclude the amortization of development advance notes to be consistent with the current year presentation.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net income/(loss)	$195	$(125)
Depreciation and amortization	70	73
Impairment (a)	—	209
Deferred income taxes	4	(52)
Trade receivables	(10)	(64)
Accounts payable, accrued expenses and other current liabilities	18	5
Deferred revenues	14	(43)
Other, net	36	54
Net cash provided by operating activities	327	57
Investing activities
Property and equipment additions	(23)	(23)
Other, net	2	(1)
Net cash used in investing activities	(21)	(24)
Financing activities
Proceeds from/(payments of) long-term debt, net	(525)	722
Dividends to shareholders	(53)	(45)
Repurchases of common stock	(26)	(50)
Other, net	(2)	(18)
Net cash (used in)/provided by financing activities	(606)	609
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	—	(1)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(300)	641
Cash, cash equivalents and restricted cash, beginning of period	493	94
Cash, cash equivalents and restricted cash, end of period	$193	$735

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. This non-GAAP measure is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities (b)	$147	$97	$327	$57
Less: Property and equipment additions	(6)	(5)	(23)	(23)
Free cash flow	$141	$92	$304	$34

(a)    2020 excludes $3 million of cash proceeds from a previously impaired asset.
(b)    The three and nine months ended September 30, 2020 include $10 million and $58 million, respectively, of payments in connection with our restructuring initiatives, our acquisition of La Quinta and our spin-off from Wyndham Worldwide.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

	As of September 30, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$193	$493
Trade receivables, net	290	295
Property and equipment, net	259	278
Goodwill and intangible assets, net	3,211	3,240
Other current and non-current assets	357	338
Total assets	$4,310	$4,644

Liabilities and stockholders' equity
Total debt	$2,088	$2,597
Other current liabilities	350	325
Deferred income tax liabilities	370	359
Other non-current liabilities	379	400
Total liabilities	3,187	3,681
Total stockholders' equity	1,123	963
Total liabilities and stockholders' equity	$4,310	$4,644

Our outstanding debt was as follows:
	As of September 30, 2021	As of December 31, 2020

$750 million revolving credit facility (due May 2023)	$—	$—
Term loan (due May 2025)	1,544	1,554
5.375% senior unsecured notes (due April 2026) (a)	—	496
4.375% senior unsecured notes (due August 2028)	492	492
Finance leases	52	55
Total debt	2,088	2,597
Cash and cash equivalents	193	493
Net debt	$1,895	$2,104

(a)    The Company redeemed these notes on April 15, 2021 primarily with available cash.

Our outstanding debt as of September 30, 2021 matures as follows:
Amount
Within 1 year	$21
Between 1 and 2 years	21
Between 2 and 3 years	22
Between 3 and 4 years	1,502
Between 4 and 5 years	7
Thereafter	515
Total	$2,088

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Nine Months Ended September 30,
	2021	2020	Change	% Change
Beginning Room Count (January 1)
United States	487,300	510,200	(22,900)	(4%)
International	308,600	320,800	(12,200)	(4)
Global	795,900	831,000	(35,100)	(4)

Additions
United States	16,000	8,400	7,600	90
International	16,500	13,100	3,400	26
Global	32,500	21,500	11,000	51

Deletions
United States	(16,500)	(20,900)	4,400	21
International (a)	(9,300)	(27,600)	18,300	66
Global (a)	(25,800)	(48,500)	22,700	47

Ending Room Count (September 30)
United States	486,800	497,700	(10,900)	(2)
International	315,800	306,300	9,500	3
Global	802,600	804,000	(1,400)	—%

	As of September 30,				FY 2019 Royalty Contribution (c)
	2021	2020	Change	% Change (b)
System Size
United States
Economy	244,600	253,000	(8,400)	(3%)
Midscale and Upper Midscale	223,900	229,100	(5,200)	(2)
Upscale and Above	18,300	15,600	2,700	17
Total United States	486,800	497,700	(10,900)	(2%)	86%

International
Greater China	151,100	142,000	9,100	6%	3
Rest of Asia Pacific	29,000	27,000	2,000	7	1
Europe, the Middle East and Africa	65,700	67,400	(1,700)	(3)	4
Canada	39,700	40,600	(900)	(2)	5
Latin America	30,300	29,300	1,000	3	1
Total International	315,800	306,300	9,500	3%	14

Global	802,600	804,000	(1,400)	—%	100%

(a)    2020 includes the termination of approximately 18,200 rooms including 14,000 master-franchisee rooms in Greater China, 1,300 rooms in the U.S. and 2,900 unprofitable rooms in Europe, the Middle East and Africa and the rest of Asia Pacific in connection with the Company's previously announced strategic termination plan.
(b)     Includes the global impact from the Company’s previously announced strategic termination plan in 2020 resulting in the removal of 8,500 rooms in 2020, including 6,900 rooms in the U.S., and 1,600 unprofitable rooms in Europe, the Middle East and Africa and the rest of Asia Pacific.
(c)     FY 2019 provided to illustrate pre-pandemic results.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended September 30, 2021	Constant Currency % Change (a)	Two-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$51.33	52%	14%
Midscale and Upper Midscale	62.51	62	4
Upscale and Above	93.42	127	(14)
Total United States	$57.73	59%	7%

International
Greater China	$16.70	18%	(17%)
Rest of Asia Pacific	19.57	3	(53)
Europe, the Middle East and Africa	40.81	90	(25)
Canada	54.45	56	(17)
Latin America	18.44	172	(34)
Total International	$27.15	49%	(25%)

Global	$45.80	56%	(3%)

	Three Months Ended September 30,
	2021	2020	% Change
Average Royalty Rate
United States	4.6%	4.4%	20 bps
International	2.2%	2.1%	10 bps
Global	4.1%	3.9%	20 bps

	Nine Months Ended September 30, 2021	Constant Currency % Change (a)	Two-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$40.50	45%	3%
Midscale and Upper Midscale	49.74	48	(10)
Upscale and Above	72.01	59	(31)
Total United States	$45.64	47%	(6%)

International
Greater China	$16.30	68%	(16%)
Rest of Asia Pacific	20.87	9	(46)
Europe, the Middle East and Africa	24.35	20	(51)
Canada	33.73	24	(33)
Latin America	15.37	26	(43)
Total International	$20.66	34%	(37%)

Global	$35.94	44%	(16%)

	Nine Months Ended September 30,
	2021	2020	% Change
Average Royalty Rate
United States	4.6%	4.5%	10 bps
International	2.2%	2.2%	—
Global	4.1%	4.0%	10 bps

(a)     International excludes the impact of currency exchange movements.
(b)     Compares 2021 to 2019; international excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR
2021	$24.02	$35.69	$44.67
2020	$25.90	$17.05	$28.83	$23.19	$23.74
2019	$33.76	$42.04	$45.23	$34.51	$38.91
U.S. RevPAR
2021	$29.68	$46.99	$56.38
2020	$31.43	$23.19	$36.06	$27.28	$29.50
2019	$37.69	$48.65	$51.93	$37.96	$44.09
International RevPAR
2021	$15.26	$18.21	$26.62
2020	$17.39	$7.66	$17.39	$16.71	$14.75
2019	$27.56	$31.59	$34.79	$29.15	$30.80
Global Rooms
2021	748,700	752,500	758,600
2020	769,000	754,700	748,200	746,500	746,500
2019	745,300	751,300	758,400	770,200	770,200
U.S. Rooms
2021	452,500	454,200	458,000
2020	463,900	460,200	459,600	452,600	452,600
2019	454,900	457,600	460,100	464,600	464,600
International Rooms
2021	296,200	298,300	300,600
2020	305,100	294,500	288,600	293,900	293,900
2019	290,400	293,700	298,300	305,600	305,600

Hotel Management
Global RevPAR
2021	$38.17	$56.08	$64.63
2020	$50.00	$20.67	$34.34	$32.91	$34.67
2019	$63.25	$66.67	$66.65	$59.19	$64.01
U.S. RevPAR
2021	$42.89	$67.42	$78.27
2020	$54.35	$23.21	$39.12	$34.14	$37.97
2019	$65.58	$71.61	$70.75	$60.89	$67.32
International RevPAR
2021	$27.12	$31.20	$37.53
2020	$38.07	$13.78	$23.16	$29.86	$26.21
2019	$55.12	$49.53	$52.49	$53.67	$52.69
Global Rooms
2021	48,500	45,500	44,000
2020	59,300	58,200	55,800	49,400	49,400
2019	66,800	65,200	63,400	60,800	60,800
U.S. Rooms
2021	33,500	30,600	28,800
2020	42,900	41,800	38,100	34,700	34,700
2019	51,700	50,700	49,100	45,600	45,600
International Rooms
2021	15,000	14,900	15,200
2020	16,400	16,400	17,700	14,700	14,700
2019	15,100	14,500	14,300	15,200	15,200

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2021	$24.90	$36.92	$45.80
2020	$27.68	$17.31	$29.23	$23.84	$24.51
2019	$36.21	$44.06	$46.94	$36.36	$40.92
U.S. RevPAR
2021	$30.62	$48.37	$57.73
2020	$33.45	$23.19	$36.31	$27.80	$30.20
2019	$40.56	$50.98	$53.79	$40.09	$46.39
International RevPAR
2021	$15.83	$18.84	$27.15
2020	$18.45	$7.96	$17.72	$17.37	$15.35
2019	$28.92	$32.47	$35.63	$30.29	$31.85
Global Rooms
2021	797,200	798,000	802,600
2020	828,300	812,900	804,000	795,900	795,900
2019	812,100	816,600	821,800	831,000	831,000
U.S. Rooms
2021	486,000	484,800	486,800
2020	506,800	502,000	497,700	487,300	487,300
2019	506,600	508,300	509,200	510,200	510,200
International Rooms
2021	311,200	313,200	315,800
2020	321,500	310,900	306,300	308,600	308,600
2019	305,500	308,300	312,600	320,800	320,800

NOTE: Amounts may not foot due to rounding. Results reflect the reclassification of rooms from the Hotel Management segment to the Hotel Franchising segment related to the CorePoint Lodging asset sales.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income/(Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2021
Net income	$24	$68	$103
Provision for income taxes	11	25	36
Depreciation and amortization	24	24	23
Interest expense, net	28	22	22
Early extinguishment of debt (a)	—	18	—
Stock-based compensation expense	5	8	7
Development advance notes amortization (b)	2	2	3
Separation-related expenses (c)	2	1	—
Foreign currency impact of highly inflationary countries (d)	1	—	—
Adjusted EBITDA	$97	$168	$194

2020
Net income/(loss)	$22	$(174)	$27	$(7)	$(132)
Provision for/(benefit from) income taxes	9	(48)	15	(2)	(26)
Depreciation and amortization	25	25	24	24	98
Interest expense, net	25	28	29	30	112
Stock-based compensation expense	4	5	5	5	19
Development advance notes amortization (b)	2	2	2	2	9
Impairments, net (e)	—	206	—	—	206
Restructuring costs (f)	13	16	—	5	34
Transaction-related expenses, net (g)	8	5	—	—	12
Separation-related expenses (c)	1	—	—	1	2
Foreign currency impact of highly inflationary countries (d)	—	—	1	—	2
Adjusted EBITDA	$109	$66	$103	$58	$336

2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Development advance notes amortization (b)	2	2	2	2	8
Impairment, net (h)	—	45	—	—	45
Contract termination costs (i)	—	9	34	(1)	42
Restructuring costs (j)	—	—	—	8	8
Transaction-related expenses, net (g)	7	11	12	10	40
Separation-related expenses (c)	21	1	—	—	22
Transaction-related item (k)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (d)	1	—	3	1	5
Adjusted EBITDA	$113	$161	$192	$155	$621

NOTE: Amounts may not add due to rounding.
(a)    Relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes. These expenses were recorded in interest expense, net on the Company's income/(loss) statement.
(b)    Represents the non-cash amortization of development advance notes, which is now excluded from adjusted EBITDA to reflect how the Company's chief operating decision maker reviews operating performance.
(c)    Represents costs associated with the Company's spin-off from Wyndham Worldwide.
(d)    Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.
(e)    Represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset.
(f)    Represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.
(g)    Primarily relates to integration costs incurred in connection with the Company's acquisition of La Quinta.
(h)    Represents a non-cash charge associated with the termination of certain hotel-management arrangements.
(i)    Represents costs associated with the termination of certain hotel-management arrangements.
(j)    Represents a charge related to enhancing the Company's organizational efficiency and rationalizing our operations.
(k)    Represents the one-time fee credit related to the Company's agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income/(Loss) and Diluted Earnings/(Loss) Per Share to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Diluted earnings/(loss) per share	$1.09	$0.29	$2.08	$(1.34)

Net income/(loss)	$103	$27	$195	$(125)

Adjustments:
Early extinguishment of debt (a)	—	—	18	—
Acquisition-related amortization expense (b)	9	9	27	28
Separation-related expenses	—	—	3	1
Foreign currency impact of highly inflationary countries	—	1	1	2
Impairments, net	—	—	—	206
Restructuring costs	—	—	—	29
Transaction-related expenses, net	—	—	—	13
Total adjustments before tax	9	10	49	279
Income tax provision (c)	3	3	12	65
Total adjustments after tax	6	7	37	214
Adjusted net income	$109	$34	$232	$89
Adjustments - EPS impact	0.07	0.07	0.39	2.30
Adjusted diluted EPS	$1.16	$0.36	$2.47	$0.96

Diluted weighted average shares outstanding	94.1	93.4	93.9	93.5

(a)    Relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes. These expenses were recorded in interest expense, net on the Company's income/(loss) statement.
(b)    Reflected in depreciation and amortization on the income/(loss) statement.
(c)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2021 OUTLOOK
As of October 27, 2021
(In millions, except per share data)

2021 Outlook
Fee-related and other revenues (a)	$1,210 - 1,230
Adjusted EBITDA	560 - 570
Depreciation and amortization expense (b)	55 - 57
Development advance notes amortization expense	9 - 11
Stock-based compensation expense	27 - 29
Interest expense, net (c)	93 - 95
Adjusted income before income taxes	370 - 385
Income tax expense (d)	95 - 100
Adjusted net income	$275 - 285

Adjusted diluted EPS	$2.93 - 3.03

Diluted shares (e)	94.0

Marketing, reservation and loyalty funds	Approx. +$5

Capital expenditures	Approx. $40
Development advance notes	Approx. $40

Free cash flow conversion rate (f)	Approx. 60%

Year-over-Year Growth
Global RevPAR (g)	Approx. 43%
Number of rooms	1.5% - 2%

(a)    Includes $70 million of license fees, which reflects the minimum levels outlined in the underlying agreements.
(b)    Excludes amortization of acquisition-related intangible assets of $36 - $38 million.
(c)    Excludes charges relating to the early extinguishment of debt.
(d)    Outlook assumes an effective tax rate of approximately 26%.
(e)    Excludes the impact of any share repurchases after September 30, 2021.
(f) Represents the percentage of adjusted EBITDA that is expected to produce free cash flow. Free cash flow plus capital expenditures equals net cash from operating activities.
(g)    Compared to 2019, outlook represents a 14% decline in global RevPAR.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income and adjusted diluted EPS, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income/(loss) and diluted earnings/(loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related) and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income/(loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income/(loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
During the first quarter of 2021, the Company modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how the Company's chief operating decision maker reviews operating performance beginning in 2021. The Company has applied the modified definition of adjusted EBITDA to all periods presented.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: See Table 3 for definition.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.